EXHIBIT 99.5

FORM OF

NOMINEE HOLDER CERTIFICATION

The undersigned, a bank, broker, trustee, depositary or other nominee of non-transferable rights (the “Rights”) to purchase shares of 8% convertible preferred stock, Series A, with a par value of $0.01 per share (the “Preferred Stock”) of Brookfield Homes Corporation (the “Company”), pursuant to the rights offering described and provided for in the Company’s Prospectus dated                 , 200     (the “Prospectus”), hereby certifies to the Company and to                 , as Subscription Agent for such rights offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the Basic Subscription Privilege (as defined in the Prospectus) and, on behalf of beneficial owners of Rights who have subscribed for the purchase of additional shares of Preferred Stock pursuant to the Over-Subscription Privilege, the number of shares of Preferred Stock specified below pursuant to the Over-Subscription Privilege (as defined in the Prospectus), listing separately below each such exercised Basic Subscription Privilege and the corresponding Over-Subscription Privilege (without identifying any such beneficial owner), and (2) to the extent a beneficial owner has elected to subscribe for shares of Preferred Stock pursuant to the Over-Subscription Privilege, each such beneficial owner’s Basic Subscription Privilege has been exercised in full:

Number of Shares of Common Stock Owned on the Record Date	Number of Shares of Preferred Stock Subscribed for Pursuant to Basic Subscription Privilege	Number of Shares of Preferred Stock Subscribed for Pursuant to Over-Subscription Privilege

1.

2.

3.

4.

5.

6.

7.

8.

9.

Provide the following information if applicable:

Depository Trust Company (“DTC”)
Participant Number

Participant Name:

By:
Name:
Title:

DTC Basic Subscription Confirmation Number(s)